ARTICLES OF AMENDMENT
                             TO THE
                      AMENDED AND RESTATED
                    ARTICLES OF INCORPORATION
                               OF
                         MEDCROSS, INC.

     Pursuant to Article III of the Amended and Restated Articles of Incorporation of the Corporation (the "Articles of Incorporation"), and the provisions of Section 607.0602 of the Florida Business Corporation Act, the board of directors of the Corporation (the "Board of Directors") has resolved to amend Article III of the Articles of Incorporation.

      1.  The name of the corporation is Medcross, Inc.

      2. Article III is hereby ameded by deleting Section III(f) an replacing it with the following:

         "(f) Of the 500,000 shares of Preferred Stock authorized hereunder, 240,000 shares of Preferred Stock shall be designated as Class C Convertible Cumulative Redeemable Preferred Stock (the "Class C Preferred Stock"), shall have a par value of $10.00 per share, and shall have the following rights and preferences:

               1. Dividends. The holders of the Class C Preferred Stock ("Holders") shall be entitled to cumulative preferential dividends, when, as and if declared by the Board of Directors on a quarterly basis on November 15, February 15, May 15 and August 15 each year in an amount equal to eight percent (8%) per annum of the liquidation preference per share of $60.00. in the event the Corporation has not filed a registration statement relating to the Conversion Shares (as herinafter defined) under the Securities Act of 1933, as amended (the "Act"), within 12 months of the final closing of the private placement of the Class C Preferred Stock by the Corporation (the "Final Closing") and such registration statement is not declared effecrive under the Act within such 12-month period, the cumulative preferential dividend rate shall be increased to twelve (12%) per annum of the liquidation preference per share of $60.00. Dividends may be paid (to the extent permissible under the Florida Business Corporation Act) to the holders of the Class C Preferred Stock in cash or, at the option of the Company, in shares (the "Dividend Shares") of common stock of the Corporation, par value $.007 per share (the "Common Stock") (based upon the last sale price of a share of Common Stock for the five (5) trading days preceding the record date for a particular dividend) provided that such dividend Shares are covered by a registration statement which has been declared effective under the Act.

               2. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each share of Class C Preferred Stock shall be entitled to receive $60.00 per share.

               3. Voting Rights. Except as otherwise required by applicable law, the Class C Preferred Stock shall have no voting rights.

               4. Redemption. The Corporation may, at ist option, (a) redeem shares of Class C Preferred Stockat any time prior to the fourth anniversary of the Final Closing on not less that thirty (30) nor more that sizty (60) days' written notice to such holders at a redemption price equal to $60.00 per share plus accrued and unpaid dividends provided that: (i) shares of Common Stock issuable upon conversion of shares of Class C Preferred Stock (the "Conversion
       3(a)1
Shares") are covered by a registration statement which has been declared effective under the Act, or the Conversion Shares are otherwise exempt from registration under the Act in the opinion of counsel to the Company, and
(ii) during the immediately preceding thirty (30) consecutive trading days ending within fifteen (15) days of the date of notice of redemption to the holders, the closing bid price of the Corporation's Common Stock is not less than $8.00 per share.

                    (b) redeem shares of Class C Preferred Stock at any time after the fourth anniversary of the Final Closing on not less that thirty (30) nor more that sixty (60) days' written notice to such holders at a redemption price equal to $90.00 per share plus accrued and unpaid dividends provided that the Conversion Shares are covered by a regitration statement whcih has been declared effective under the Act or the Conversion Shares are otherwise exempt from registration under the Act in the opinion of counsel to the Company.

               5. Conversion Into Common Stock. (a) Subject to the terms and conditions subsections (a) and (b) of this Section 5, and unless previously redeemed, issued and outstanding shares of Class C Preferred Stock may be converted, at the option of the holder, at any time after three (3) months from the First Closing of the private placement of the Class C Preferred Stock by the Corporation (the "First Closing") into such number of shares of the Corporation's Common Stock (the "Conversion Shares") as shall equal $60.00 shares divided by the lower of (a) $2.50 or (b) the closing bid price for any five consecutive trading days during the period commending on the Final Closing and ending eighteen months thereafter (but in no event less than $1.25) (the "Conversion Price") subject to adjustment as set forth below.

                    (b) On the fifth anniversary of the Final Closing (the "Conversion Date"), and with no other action required by the Corporation or the holder of the Class C Preferred Stock, the shares of Class C Preferred Stock held by each holder thereof shall be converted into such number of whole shares of Common Stock at a conversion price equal to the lower of the then current Conversion price or 505 of the average closing bid price of the Common Stock for the ten (10) trading days immediately preceding the fifth anniversary of the Final Closing.

                    (c) The Conversion Price shall be subject to adjustment as follows:

                         (i) In the case the Corporation shall subdivide the
number of outstanding shaes of the Common Stock into a greater number of shares or shall contract the number of outstanding shares of its Common Stock into a lesser number of shares, the Conversion Price then in effect shall be adjusted, effective at the close of business on the record date for the determination of stockholders entitled to receive the same, to the price (computed to the nearest cent) determined by dividing (A) the product obtained by multiplying the Conversion Price in effect immediately prior to the close of business on such record date by the number of shares of Common Stock outstanding prior to such subdivision or contraction, by (B) the number of shares of Common Stock outstanding immediately after such subdivision or contraction.

                         (ii) In the event that the Corporation shall issue or
sell shares of its Common Stock (except for shares issueable upon exercise or conversion of securities outstanding or issuable upon exercise or conversion of securities outstanding or issuable by the Company as of the date hereof) at a price per share less that the then current Conversion Price (the "New Issue Price"), the Conversion Price shall be reduced to the greater of the New Issue
       3(a)2
Price or $1.25 per share; and

                         (iii) In the event that the Corporation's registration
statement under the Act registering the Conversion Shares is not declared effective within twelve (12) months after the Final Closing, the Conversion Price shall be subject to an additional reduction of 10% for each 90-day delay in the effecrive date of such registration statement, provided however that in no event shall the Conversion Price be less than $1.25 per share.

                    (d) Promptly after the receipt of certificates representing Class C Preferred Stock and surrender of Class C Preferred Stock, the Corporation shall issue and deliver, or cause to be issued and delivered, to the Holder a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such Class C Preferred Stock. No fractional shares shall be issued upon conversion of the Class C Preferred Stock into shares of Common Stock. To the extent permitted by law, the conversion shall be deemed to have been effected as of the close of business on the Conversion Date (or on the next preceding business day if the Conversion Date is not a business day) and at that time the rights of the holder of Class C Preferred Stock, as such holder, shall cease, and the holder of the Class C Preferred Stock shall become the holder of record of shares of Common Stock.

                    (e) Notwithstanding anything herein to the contrary, on any liquidation of the Corporation, the right of conversion of the Class C Preferred Stock shall terminate at the close of business on the last full business day before the date fixed for payment of the amount distributable on the Class C Preferred Stock.

               6. Registration Rights. The Corporation, within twelve (12) months of the Final Closing, shall file a registraton statement registering the reoffer and resale of the Conversion Shares by the Holders thereof; provided, however, that in the event the Company files a registration statement prior to the expiration of twelve (12) months from the Final Closing, the Conversion Shares shall be included in such registration statement to the extent permitted by law. In the event that the registration statement is not declared effective within such 12-month period, the Conversion Price will be reduced as provided by Subsection 5(a) hereof, and dividends payable on the Class C Preferred Stock will be increased as provided by Subsection 1 hereof.

               7. Lock-up. The Conversion Shares and Dividend Shares may not be publicly sold until after the first anniversary of the Final Closing without the prior written consent of Commonwealth Associates.

               8. Rank. With respect to the payment of dividends and upon liquidation, the shares of the Class C Preferred Stock shall be subordinate to any issued and outstanding shares of Class A Preferred Stock and Class B Preferred Stock of the Corporation and shall rank senior to the shares of Preferred Stock and to the shares of Common Stock of the Corporation."

3. The foregoing amendment was duly adopted by the Board of Directors without the requirement of shareholder action by meeting held on July 31, 1996, pursuant to the provisions of the Florida Business Corporation Act.

IN WITNESS WHEREOF, Medcross, Inc. has caused this Certificate of Amendment to the Articles of Incorporation to be executed by its Vice President and attested to by its Secretary this 15th day of August, 1996.


       3(a)3

                                        MEDCROSS, INC.


                                        By:  /s/ Dorothy L. Michon
                                             Dorothy L. Michon, Vice President

ATTEST:  /s/ Stephanie E. Giallourakis
        Stephanie E. Giallourakis, Secretary

















































       3(a)4